John O. Gilbert
President and Chief Executive Officer
Aid Association for Lutherans
4321 North Ballard Road
Appleton, WI  54919



Dear John:

RE:  Transfer Agency Agreement for AAL Variable Products Series Fund, Inc.

Please be advised that the AAL Variable Products Series Fund, Inc. intends on offering two new portfolios on March 1, 1998. These two new portfolios are:

         AAL  Variable  Products  International   Portfolio,  and
         AAL  Variable  Products High Yield Bond Portfolio.

The AAL Variable Products Series Fund would like AAL to be the transfer agent and dividend disbursing agent for these portfolios under the terms of the existing Transfer Agency Agreement dated September 27, 1994. In accordance with the terms of that agreement, please accept this letter as notification of AAL's appointment as transfer agent and indicate AAL's acceptance of this appointment below.

Sincerely,


----------------------------
Steven A. Weber
President

November 19, 1997


In accordance with the terms of the Transfer Agency Agreement dated September 27, 1994 between AAL and the AAL Variable Product Series Fund, Inc., AAL hereby accepts appointment as transfer agent and dividend disbursing agent for the above named two portfolios.

ATTEST:                                    AID ASSOCIATION FOR LUTHERANS


-----------------------------------        ----------------------------------
Woodrow E. Eno, Senior Vice President,     John O. Gilbert, President and Chief
General Counsel and Secretary              Executive Officer